EXHIBIT 23

           CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



As independent petroleum engineers, we herby consent to (i) the reference in this Form 10-K of Central Natural Resources Inc. ( the "Company"), as well as in the Notes to the Consolidated a financial Statements included in such Form 10-K, to the report prepared by T. J. Smith & Company, Inc. entitled "Central Natural Resources, Inc., Reserves and Future Net Revenues for Interest Owned as of December 31, 2003 Using SEC Parameters", dated February 25, 2004, relating to the estimated quantities of future proved reserves and income attributable to the interests of the Company.

T.J. Smith & Company, Inc.

By:   /s/  K. H. Dwight
__________________
K.H. Dwight , P.E.


Houston, Texas
March 16, 2004